Exhibit 23


                         CONSENT OF INDEPENDENT AUDITORS


         We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-85644) pertaining to the 2000 Equity Incentive Plan, 2000 Director Option Plan and 2001 Stock Option Plan of Loehmann's Holdings, Inc. of our report dated March 12, 2002, with respect to the consolidated financial statements and schedule of Loehmann's Holdings, Inc. included in the 2001 Annual Report to Stockholders (Form 10-K) for the year ended February 2, 2002.

         Our audits also included the financial statement schedule of Loehmann's Holdings, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP
New York, New York
May 2, 2002